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                                                                   EXHIBIT 10(i)

                       AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement ("Amendment") is made and dated as of November 22, 1996, by and between Paul Harris Stores, Inc., an Indiana corporation (the "Company"), and Charlotte G. Fischer ("Fischer").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, Fischer is currently employed by the Company under an Amended and Restated Employment Agreement dated as of June 17, 1996 (the "Prior Agreement"), as the Company's President, Chief Executive Officer and Chairman;

     WHEREAS, the parties now desire to amend the Prior Agreement on the terms contained herein.

     NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, the parties agree as follows:

     1. The first sentence of Section 3(a) of the Prior Agreement is amended to read as follows:

          "As full compensation for her services (including service as an officer and director of members of the Company Group, if Fischer is so appointed or elected), the Company shall pay Fischer the following: (i) a salary at the rate of $500,000.00 per annum, effective as of the date of this Amendment, payable in accordance with the Company's normal payroll practices ("Base Salary") and (ii) Bonuses as provided in Section 3(b) below."

     2.   Section 3(b) of the Prior Agreement is amended to read as follows:

          "(b) During the term of this Agreement, the Company shall pay Fischer bonus compensation as follows: (i) in respect of the Company's fiscal year ending February 1, 1997, the Company shall pay Fischer a bonus based on the Company's net pretax income according to the following schedule:

                     $4.5 million --  20% of Base Salary;
                     $5.5 million --  35% of Base Salary;
                     $6.5 million --  50% of Base Salary;
                     $7.5 million --  65% of Base Salary;
                     $8.5 million --  80% of Base Salary;
                     $10  million -- 100% of Base Salary.

     Should the Company's net pretax income exceed $10 million dollars for that fiscal year, Fischer shall receive a Bonus equal to 100% of her Base Salary, plus an amount equal to 15% of Base Salary for each full $1.0 million of
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     the Company's net pretax income in excess of $10 million. For purposes of this Section, the Base Salary used shall be the Base Salary in effect at the beginning of the fiscal year."

     [Subsection 3(b)(ii) is not amended.]


     3.   Sections 3(c)(ii) and 3(c)(iii) are hereby amended to read as follows:

          "(ii)     The Company and Fischer confirm that on March 8, 1996, and subject to approval of the Company's shareholders meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, the Compensation Committee of the Board of Directors of the Company granted to Fischer a nontransferable Option for her to purchase an additional 100,000 shares of the Company's Common Stock at $2.125 per share under and pursuant to the Company's 1992 Non-Qualified Stock Option Plan (the "Plan"). The right to purchase shares under the March 8, 1996 Option shall vest and become exercisable upon the execution of this Agreement and may be exercised while Fischer is employed with the Company and thereafter as specifically set forth in the Plan and the Stock Option Agreement between the Company and Fischer that evidences such Option. Any portion of the Option not so exercised shall terminate and be of no effect.

          (iii) During the term of this Agreement, the Company shall, subject to approval of the Company's shareholders meeting the requirements of Section 162(m) of the Internal Revenue Code of 1986, grant to Fischer nontransferable Options to purchase shares of the Company's Common Stock under and pursuant to the Plan (or any successor thereto that meets the requirements of Section 162(m) of the Internal Revenue Code of 1986) as follows:

               (A) Subject to the limitations of Section 3(c)(iii)(B) below, if the Company achieves 80 percent of budgeted net pretax income for any fiscal year during the term of this Agreement, the Company's Compensation Committee shall during January of the fiscal year (and in no event later than sixty (60) days after the end of the fiscal year) grant to Fischer a nontransferable Option to purchase at least 100,000 shares of the Company's Common Stock

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          at a price equal to the fair market value of such shares on the date of the grant, which Option shall vest and be exercisable on the date of the grant; provided that any such Option must be exercised while Fischer is employed with the Company (or at such later date as is customarily afforded to Company employees who are granted Options under the Plan), and any Option that is not so exercised shall terminate and be of no effect."

          [Subsection 3(c)(iii)(B) is not amended.]

     4. Section 3(c) of the Prior Agreement is further amended to add a new subsection (iv) to read as follows:

          "(iv) Effective as of the date of this Amendment, the Stock Option and Compensation Committee of the Company has awarded to Fischer a nontransferable Option to purchase 100,000 shares of the Company's common stock at $17.50 per share under the Company's 1992 Non-qualified Stock Option Plan, such Option shall vest and become exercisable immediately. Such Option shall be in lieu of any nontransferable Option otherwise issuable pursuant to Section 3(c)(iii)(A) during January 1997."

     5. Except as expressly modified in this Amendment, the other provisions of the Prior Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above set forth.

                              PAUL HARRIS STORES, INC.


                              By /s/ Stig A. Kry
                                ---------------------------------
                                Stig A. Kry, Chairman of Stock
                                Option and Compensation Committee



                                /s/ Charlotte G. Fischer
                                ---------------------------------
                                Charlotte G. Fischer

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